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                                                                  Exhibit 10.18


January 6, 1999



Dear:



With reference to the Letter Agreement between you and the Burlington Northern Santa Fe Corporation (the "Corporation") regarding Change in Control, as amended, The Burlington Northern and Santa Fe Railway Company has decided to offer you the option of receiving all or a portion of certain payments under the Letter Agreement in annual installments over a number of years. Any installment payments would be made pursuant to the terms of the Burlington Northern Santa Fe Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"), and would accrue interest at the rate provided under the Deferred Compensation Plan (currently Moody's AAA Rated Corporate Bond Average) until distributed. Of course, these provisions would take effect only in the event that you would otherwise be eligible to receive benefits under the existing terms of the Letter Agreement.

Pursuant to the Amendment set forth below, benefits under the Letter Agreement that may be paid in installments include the severance payment equal to three
(3) times your Salary Rate plus three (3) times your Bonus Rate, as described under Section 4(iii)(b)(I) or 4(iii)(b)(11) of the Letter Agreement. Under the existing terms of the Letter Agreement, you could receive these amounts following your Date of Termination by the various methods specified per the Letter Agreement.

In order to receive all or a portion of the above-described benefits in annual installment payments, you must agree to the Amendment as set forth below. Please indicate in the blanks provided below, the percentage of the severance payment (i.e., 1 to 100 percent) that you would like to receive in the form of installment payments, as well as the number of years (to a maximum of 10 years) over which you would like to receive installment payments. The remaining benefits, if any, will be paid in the form of a lump sum payment no later than the fifth (5th) day following your Date of Termination. Please note that by executing this Amendment, you will irrevocably waive the right to receive the percentage of benefits designated as installment payments in the form of a lump sum or other payment method. This also means that the Company will be unable to accelerate the payment of such benefits if you later change your mind, unless you incur a severe and unexpected financial hardship. Capitalized terms used and not otherwise defined herein shall have the same meanings as in the Letter Agreement.

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     A.   In the event I become entitled to receive a payment under either
          Section 4(iii)(b)(1) or 4(iii)(b)(11) of the Letter Agreement, I hereby irrevocably elect to receive such payment in the following manner in lieu of the payment manner currently set forth in the Letter
          Agreement: (1) _ percent of the payment shall be paid in equal annual installments under the Deferred Compensation Plan over a period of _ years (and in no event more than ten (10) years) at the rate of interest provided under the Deferred Compensation Plan, with the first such payment commencing in January of the year following my Date of Termination; and (2) the balance of the payment shall be paid in a lump sum no later than the fifth (5) business day following my Date of Termination. The Company, in its sole discretion, may accelerate the payment of any remaining amounts due me under Section 4(iii)(b)(1) or
          Section 4(iii)(b)(11) upon its determination that I have incurred a severe and unexpected financial hardship; provided however, that any such accelerated payment shall not exceed the amount necessary to relieve such hardship.

     B. The Corporation or Affiliate will permit me, upon written request to the Deferred Compensation Plan administrator, to change the deferral amount percentage, the length of installment payments, and remainder lump sum amount once within any twelve (12) month period. Provided however, any change other than this initial election shall not be of any force or effect unless it was made at least one year prior to the Date of Termination.

THIS AMENDMENT WAS NEGOTIATED AND EXECUTED IN THE STATE OF TEXAS AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

This Amendment may be executed in several counterparts, each of which shall be deemed to be original but all of which together will constitute one and the same instrument.

Please sign below to indicate your acceptance or declination of the terms of this Amendment. Regardless of whether you accept or decline the terms of this Amendment, this document must be signed and returned to the Company no later than January 31, 1999.

Sincerely,

Ricci Gardner